Exhibit B

China Health Resource, Inc.
2009 Omnibus Incentive Plan

Article 1.
Background and Purpose

1.1.           Background.  This 2009 Omnibus Incentive Plan (the “Plan”) permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and other equity-based awards to Service Providers.

1.2.           Purpose.  The purposes of the Plan are (a) to attract, reward and retain highly competent persons as Employees, Directors, and Consultants; (b) to provide additional incentives to such Employees, Directors, and Consultants by aligning their interests with those of the Company’s shareholders; and (c) to promote the success of the business of the Company.

1.3.           Eligibility.  Employees, Consultants, and Directors are eligible to be granted Awards under the Plan.  However, Incentive Stock Options may be granted only to Employees.

1.4.           Definitions.  Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth below.

(a)           “Affiliate” means an entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company; provided, however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company, whether now or hereafter existing.  For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)           “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

(d)           “Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee).  Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e)           “Beneficiary” means the personal representative of the Participant’s estate or the person(s) to whom an Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent or distribution.

(f)           “Board” means the Board of Directors of the Company.

(g)           “Change in Control” shall mean the first to occur of any one of the following events:

(i)           any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s securities; provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

(A)	by the Company or any of its subsidiaries,

(B)	by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or

(C)	by any underwriter temporarily holding securities pursuant to an offering of such securities.

(ii)           at any time during a period of twelve consecutive months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director;

(iii)           the consummation of a merger, consolidation, or other similar form of corporate reorganization of the Company, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(iv)           a sale of all or substantially all of the Company’s assets is consummated (it being understood that “substantially all” for purposes of this subsection (iv) means assets of the Company having a total gross fair market value equal to more than 80% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions).

(h)           “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein shall include any regulations or other guidance of general applicability promulgated under such section, and shall further include any successor or amended section of such section of the Code that is so referred to and any regulations thereunder.

(i)           “Committee” means the Board or, if designated by the Board to administer the Plan, the Compensation Committee of the Board.

(j)           “Company” means China Health Resource, Inc., a Delaware corporation, or any successor thereto.

(k)           “Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render services (other than in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for securities) to such entity.

(l)            “Director” means a member of the Board.

(m)          “Effective Date” means the date of approval of the Plan by the Board; provided that the Plan and any Awards granted hereunder shall be null and void if the Plan is not approved by the Company’s stockholders before any compensation under the Plan is paid.

(n)           “Employee” means any person who is an employee, as defined in Section 3401(c) of the Code, of the Company or any Affiliate or any other entity the employees of which are permitted to receive Incentive Stock Options under the Code.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)           “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a “covered employee” under Section 162(m) of the Code.

(q)           “Fair Market Value” means, with respect to a Share as of any date (except in the case of a cashless exercise pursuant to Section 5.4(d)), (i) if the Shares are admitted to trading on a national securities exchange, the closing price of a Share on such date (or, if the Shares were not traded on such day, then the next preceding day on which the Shares were traded), (ii) if the Shares are not admitted to trading on a national securities exchange, the average of the closing bid and asked prices for a Share as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Shares were not quoted on such day, then the next preceding day on which the Shares were quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate.

(r)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(s)           “Non-Qualified Option” means an Option not intended to qualify as an Incentive Stock Option.

(t)           “Option” means an option to purchase Shares that is granted pursuant to Article 5 of the Plan.  An Option may be an Incentive Stock Option or a Non-Qualified Option.

(u)           “Participant” means the holder of an outstanding Award granted under the Plan.

(v)           “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 4.3 of the Plan.

(w)           “Period of Restriction” means the period during which Restricted Stock, the remuneration underlying Restricted Stock Units, or any other feature of an Award is subject to a substantial risk of forfeiture.  A Period of Restriction shall be deemed to end when the applicable Award ceases to be subject to a substantial risk of forfeiture.

(x)           “Plan” means the China Health Resource, Inc. 2009 Omnibus Incentive Plan.

(y)           “Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

(z)           “Restricted Stock” means Shares that, during a Period of Restriction, are subject to restrictions as described in Article 7 of the Plan.

(aa)         “Restricted Stock Unit” means an Award that entitles the recipient to receive Shares or cash after a Period of Restriction, as described in Article 8 of the Plan.

(bb)         “Service Provider” means an Employee, Director, or Consultant of the Company or an Affiliate.

(cc)          “Share” means a share of the Company’s common stock, par value $0.01 per share.

(dd)         “Stock Appreciation Right” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) a base amount specified by the Committee which shall not be less than the Fair Market Value of a Share on the date the Award is granted, as described in Article 6 of the Plan.

(ee)          “Tax Year” means the Company’s taxable year.  If an Award is granted by an Affiliate, such Affiliate’s taxable year shall apply instead of the Company’s taxable year.

(ff)           “Termination of Service” means the date an individual ceases to be a Service Provider in any capacity.  Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant remains a Service Provider.  For purposes of the Plan and any Award hereunder, if an entity ceases to be an Affiliate, Termination of Service shall be deemed to have occurred with respect to each Participant in respect of such Affiliate who does not continue as a Service Provider in respect of the Company or another Affiliate after such giving effect to such Affiliate’s change in status.  If an Award is subject to Section 409A of the Code, “Termination of Service” shall be deemed to mean a “Separation from Service” within the meaning of Section 409A of the Code (after giving effect to the assumptions contained therein).

Article 2.
Share Limits

2.1.           Shares Subject to the Plan.

(a)           Share Reserve.  Subject to adjustment under Section 2.3 of the Plan, Awards may be made under the Plan for up to an aggregate of 28,000,000 Shares.  All of the available Shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options.  At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards made under the Plan and all other outstanding but unvested Awards made under the Plan that are to be settled in Shares.

(b)           Shares Counted Against Limitation.  If an Award is exercised, in whole or in part, by tender of Shares under Section 5.4(b), or if the Company’s tax withholding obligation is satisfied by withholding Shares under Section 11.7(b), the number of Shares deemed to have been issued under the Plan (for purposes of the limitation set forth in this Section 2.1) shall be the number of Shares that were subject to the Award or portion thereof so exercised and not the net number of Shares actually issued upon such exercise.

(c)           Lapsed Awards.  If an Award: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part (including as a result of Shares constituting or subject to an Award being repurchased by the Company pursuant to a contractual repurchase right), then the unissued Shares that were subject to such Award and/or such surrendered, canceled, or forfeited Shares (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.

(d)           Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Company.  The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction.  Any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 2.1(a) and 2.2.

2.2.           Individual Share Limit.  Except as otherwise may be required in accordance with Section 162(m) of the Code, there shall be no limits on the number of Shares an individual may be awarded under the Plan in any Tax Year.

(a)           Awards not Settled in Shares.  If an Award is to be settled in cash or any medium other than Shares, the number of Shares on which the Award is based shall count toward the individual share limit set forth in this Section 2.2.

2.3.           Adjustments.  The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Shares (whether in the form of cash, Shares, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Shares), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs.  The Committee will, in such manner and to such extent (if any) as it deems appropriate and equitable:

(a)           proportionately adjust any or all of (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of shares set forth elsewhere in the Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards or (v) the performance standards appropriate to any outstanding Awards (subject to the limitations for performance based compensation under Section 162(m) of the Code), or

(b)           subject to Section 11.9 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to Shares upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess if any of the per Share amount payable upon or in respect of such event over the exercise price of the Award.  The Committee’s determination with respect to any adjustments under this Section 2.3 shall be final and conclusive.  The Committee may act under this Section 2.3 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to stockholders generally.  In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 2.3(a) above shall nevertheless be made.  All adjustments shall be made in a manner that complies with Section 409A of the Code to the extent applicable.

Article 3.
Plan Administration

3.1.           Administrator.  The Plan shall be administered by the Committee.

3.2.           Powers of the Committee.  Subject to the provisions of the Plan, Applicable Law, and the specific duties delegated by the Board to the Committee, the Committee shall have the authority in its discretion: (a) to determine the Fair Market Value; (b) to select the Service Providers to whom Awards may be granted hereunder and the types of Awards to be granted to each; (c) to determine the number of Shares to be covered by each Award granted hereunder; (d) to determine whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other securities, other Awards, or other property; (e) to approve forms of Award Agreements; (f) to determine and amend, in a manner consistent with the terms of the Plan, the terms and conditions of any Award granted hereunder, based on such factors as the Committee, in its sole discretion, shall determine; (g) to construe and interpret the terms of the Plan and Award Agreements; (h) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan; (i) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established pursuant to Section 13.1 of the Plan; (j) to authorize withholding arrangements pursuant to Section 11.7(b) of the Plan; (k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee; (l) to accelerate the vesting of an Award; (m) to determine the treatment of Awards in connection with a Change in Control; and (n) to make all other determinations and take all other action described in the Plan or as the Committee otherwise deems necessary or advisable for administering the Plan and effectuating its purposes.

3.3.           Compliance with Applicable Law.  The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Section 409A of the Code, as determined by the Committee, or if an Award is subject to Section 409A, administers the Plan and such Award in a manner that complies with Section 409A.  Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A or Section 162(m) with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

3.4.           Effect of Committee’s Decision and Committee’s Liability.  The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.  Neither the Committee nor any of its members shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan or any Award Agreement.

3.5.           Delegation to Executive Officers.  To the extent permitted by Applicable Law, the Committee may delegate to one or more Executive Officers the powers: (a) to designate Service Providers who are not Executive Officers or Directors as eligible to receive awards under the Plan; and (b) to determine the amount and type of Awards that may be granted to Service Providers who are not Executive Officers or Directors. Any such delegation by the Committee shall include a limitation as to the amount and type of Awards that may be granted during the period of the delegation and shall contain guidelines as to permissible grant dates for awards, the determination of the exercise price of any Option or Stock Appreciation Rights and the vesting criteria.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee delegatee or delegatees that were consistent with the terms of the Plan.

3.6.           Awards may be Granted Separately or Together.  In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate.  Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

Article 4.
Vesting and Performance Objectives

4.1.           General.  The vesting schedule or Period of Restriction for any Award shall be specified in the Award Agreement.  The criteria for vesting and for removing restrictions on any Award may include (i) performance of substantial services for the Company for a specified period; (ii) achievement of one or more Performance Objectives; or (iii) a combination of (i) and (ii), as determined by the Committee.

4.2.           Period of Absence from Providing Substantial Services.  To the extent that vesting or removal of restrictions is contingent on performance of substantial services for a specified period, a leave of absence (whether paid or unpaid) shall not count toward the required period of service unless the Award Agreement specifically provides otherwise or unless otherwise determined by the Committee.

4.3.           Performance Objectives.

(a)           Possible Performance Objectives.  Any Performance Objective shall relate to the Service Provider’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved.  Performance Objectives may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions.  Performance Objectives with respect to any Award may include any one or more of the following General Financial and/or Operational Objectives or combination thereof, as established by the Committee in its sole discretion, which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures:

(i)           General Financial Objectives:

●	Increasing the Company’s net sales;

●	Achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per Share);

●
Achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an Affiliate, or a business unit;

●	Achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or stockholders’ equity;

●	Maintaining or achieving a target level of appreciation in the price of the Shares;

●	Increasing the Company’s (or an Affiliate’s) market share to a specified target level;

●	Achieving or maintaining a Share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period;

●	Achieving a level of Share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period;

●	Achieving specified reductions in costs or targeted levels in costs;

●	Achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; and

●	Achieving a level of cash flow.

(ii)           Operational Objectives:

●	Achieving a listing on a national stock exchange;

●	Introducing one or more products into one or more new markets;

●	Acquiring a prescribed number of new customers in a line of business;

●	Achieving a prescribed level of productivity within a business unit;

●	Completing specified projects within or below the applicable budget;

●	Completing acquisitions of other businesses or integrating acquired businesses; and

●	Expanding into other markets.

(b)           Stockholder Approval of Performance Objectives.  The list of possible Performance Objectives set forth in Section 4.3(a) above, and the other material terms of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall be subject to re-approval by the Company’s stockholders in the time period prescribed by Section 162(m) of the Code.

(c)           Documentation of Performance Objectives.  With respect to any Award, the Performance Objectives shall be set forth in writing no later than ninety (90) days after commencement of the period to which the Performance Objective(s) relate(s) (or, if sooner, before 25% of such period has elapsed) and at a time when achievement of the Performance Objectives is substantially uncertain.  Such writing shall also include the period for measuring achievement of the Performance Objectives, which shall be no greater than five (5) consecutive years, as established by the Committee.  Once established by the Committee, the Performance Objective(s) may not be changed to accelerate the settlement of an Award or to accelerate the lapse or removal of restrictions on Restricted Stock that otherwise would be due upon the attainment of the Performance Objective(s).

(d)           Committee Certification.  Prior to settlement of any Award that is contingent on achievement of one or more Performance Objectives, the Committee shall certify in writing that the applicable Performance Objective(s) and any other material terms of the Award were in fact satisfied.  For purposes of this Section 4.3(d), approved minutes of the Committee shall be adequate written certification.

(e)           Negative Discretion.  The Committee may reduce, but may not increase, the number of Shares deliverable or the amount payable under any Award after the applicable Performance Objectives are satisfied.

Article 5.
Stock Options

5.1.           Terms of Option. Subject to the provisions of the Plan, the type of Option, term, exercise price, vesting schedule, and other conditions and limitations applicable to each Option shall be as determined by the Committee and shall be stated in the Award Agreement.

5.2.           Type of Option.

(a)           Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Option.

(b)           Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  In addition, the Committee may make an adjustment or substitution described in Section 2.3 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

5.3.           Limitations.

(a)           Maximum Term.  No Option shall have a term in excess of ten (10) years measured from the date the Option is granted.  In the case of any Incentive Stock Option granted to a 10% Stockholder (as defined in Section 5.3(d), below), the term of such Incentive Stock Option shall not exceed five (5) years measured from the date the Option is granted.

(b)          Minimum Exercise Price. Subject to Section 2.3(b) of the Plan and except as otherwise specifically determined by the Committee, the exercise price per share of an Option shall not be less than 100% of the Fair Market Value per Share on the date the Option is granted, In the case of any Incentive Stock Option granted to a 10% Stockholder (as defined in Section 5.3(d), below), subject to Section 2.3(b) of the Plan, the exercise price per share of such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share on the date the Option is granted.

(c)           $100,000 Limit for Incentive Stock Options.  Notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under the Plan, or any other plan of the Company or any Affiliate), such Options shall be treated as Non-Qualified Options.  For purposes of this Section 5.3(c), Fair Market Value shall be measured as of the date the Option was granted and Incentive Stock Options shall be taken into account in the order in which they were granted consistent with Applicable Law.

(d)           10% Stockholder.  For purposes of this Section 5.3, a “10% Stockholder” is an individual who, immediately before the date an Award is granted, owns (or is treated as owning) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or an Affiliate), determined under Section 424(d) of the Code.

5.4.           Form of Consideration.  The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant.  To the extent approved by the Committee, the consideration for exercise of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (a), (b), (c), (d) and (e) below.

(a)           Cash Equivalent.  Consideration may be paid by cash, check, or other cash equivalent approved by the Committee.

(b)           Tender of Shares.  Consideration may be paid by the tendering of other Shares to the Company in exchange for the Company’s reducing the number of Shares issuable upon the exercise of the Option.  Shares tendered in exchange for Shares issued under the Plan may not be Shares of Restricted Stock at the time they are tendered.  The Committee shall determine acceptable methods for tendering Shares to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of Shares to exercise Options as it deems appropriate.  For purposes of determining the amount of the Option exercise price satisfied by tendering Shares, such Shares shall be valued at their Fair Market Value on the date of tender.

(c)           Net-Exercise.  Consideration may be paid by having the Company retain from the Shares otherwise issuable upon the exercise of the Option a number of Shares having a Fair Market Value equal to the Option exercise price (a “net-exercise”).  For purposes of determining the amount of the Option exercise price satisfied by retaining Shares, such Shares shall be valued at their Fair Market Value on the date of exercise.

(d)           Broker-Assisted Cashless Exercise.  Subject to the Committee’s approval and further subject to the Shares being actively traded on a securities exchange, consideration may be paid by the Participant’s (i) irrevocable instructions to the Company to deliver the Shares issuable upon exercise of the Option promptly to a broker (acceptable to the Company) for the Participant’s account, and (ii) irrevocable instructions to the broker to sell Shares sufficient to pay the exercise price and upon such sale to deliver the exercise price to the Company.  A Participant may use this form of exercise only if the exercise would not subject the Participant to liability under Section 16(b) of the Exchange Act or would be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act or any other exemption from such liability.  The Company shall deliver an acknowledgement to the broker upon receipt of instructions to deliver the Shares, and the Company shall deliver the Shares to such broker upon the settlement date.  Upon receipt of the Shares from the Company, the broker shall deliver to the Company cash sale proceeds sufficient to cover the exercise price and any applicable withholding taxes due.  Shares acquired by a cashless exercise shall be deemed to have a Fair Market Value on the Option exercise date equal to the gross sales price at which the broker sold the Shares to pay the exercise price.

(e)           Other Methods.  Consideration may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.

5.5.           Exercise of Option.  Procedure for Exercise.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement.  An Option shall be deemed exercised when the Committee receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the Shares (in a form permitted under Section 5.4 of the Plan) with respect to which the Option is exercised.

Article 6.
Stock Appreciation Rights

6.1.           Terms of Stock Appreciation Right.  The term, base amount, vesting schedule, and other conditions and limitations applicable to each Stock Appreciation Right shall be as determined by the Committee and shall be stated in the Award Agreement.  Except as otherwise provided by the Committee, all Awards of Stock Appreciation Rights shall be settled in Shares issuable upon the exercise of the Stock Appreciation Right.

6.2.           Exercise of Stock Appreciation Right.  Procedure for Exercise.  Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement.  No Stock Appreciation Right shall be exercisable later than ten (10) years after the date it is granted.  A Stock Appreciation Right shall be deemed exercised when the Committee receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

Article 7.
Restricted Stock

7.1.           Terms of Restricted Stock.  Subject to the provisions of the Plan, the Period of Restriction, the number of Shares granted, and other conditions and limitations applicable to each Award of Restricted Stock shall be as determined by the Committee and shall be stated in the Award Agreement.  Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.2.           Transferability.  Except as provided in this Article 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3.           Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

7.4.           Removal of Restrictions.  Except as otherwise provided in this Article 7, and subject to Section 11.5 of the Plan, Shares of Restricted Stock covered by an Award of Restricted Stock made under the Plan shall be released from escrow, and shall become fully transferable, as soon as practicable after the Period of Restriction ends, and in any event no later than 2½ months after the end of the Tax Year in which the Period of Restriction ends.

7.5.           Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.6.           Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise provided in the Award Agreement.

(a)           Unless otherwise provided by the Committee, if any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the Shares of Restricted Stock with respect to which they were paid.

(b)           If any such dividends or distributions are paid in cash, the Award Agreement may specify that the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated during the Period of Restriction and paid or forfeited when the related Shares of Restricted Stock vest or are forfeited.  Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date.  In no event shall any cash dividend or distribution be paid later than 2½ months after the Tax Year in which the dividend or distribution becomes nonforfeitable.

Article 8.
Restricted Stock Units

8.1.           Terms of Restricted Stock Units.  Subject to the provisions of the Plan, the Period of Restriction, number of underlying Shares, and other conditions and limitations applicable to each Award of Restricted Stock Units shall be as determined by the Committee and shall be stated in the Award Agreement.

8.2.           Settlement of Restricted Stock Units.  Unless otherwise provided in an Award Agreement, the number of Shares specified in the Award Agreement, or cash equal to the Fair Market Value of the underlying Shares specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the end of the applicable Period of Restriction, and in any event no later than 2½ months after the end of the Tax Year in which the Period of Restriction ends.

8.3.           Dividend and Other Distribution Equivalents.  The Committee is authorized to grant to holders of Restricted Stock Units the right to receive payments equivalent to dividends or other distributions with respect to Shares underlying Awards of Restricted Stock Units.  The Award Agreement may specify that the dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated during the Period of Restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited.  Alternatively, the Award Agreement may specify that the dividend equivalents or other distributions shall be unrestricted, in which case they shall be paid on the dividend or distribution payment date for the underlying Shares, or as soon as practicable thereafter.  In no event shall any unrestricted dividend equivalent or other distribution be paid later than 2½ months after the Tax Year in which the record date for the dividend or distribution occurs.

Article 9.
Other Equity-Based Awards

9.1.           Other Equity-Based Awards.  The Committee shall have the right to grant other Awards based upon or payable in Shares having such terms and conditions as the Committee may determine, including deferred stock units, unrestricted Shares, the grant of Shares upon the achievement of a Performance Objective and the grant of securities convertible into Shares.  The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Article 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine.

Article 10.
termination of service

10.1           Effect of Termination of Service on Awards; Forfeiture.  The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be a Service Provider prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award.  Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s Termination of Service occurs before the end of the Period of Restriction or the vesting date applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant.

Article 11.
Additional Terms of Awards

11.1.    No Rights to Awards.  No Service Provider shall have any claim to be granted any Award under the Plan, and the Company is not obligated to extend uniform treatment to Participants or Beneficiaries under the Plan.  The terms and conditions of Awards need not be the same with respect to each Participant.

11.2.    No Effect on Employment or Service.  Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

11.3.    No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.4.    Transferability of Awards.  Unless otherwise determined by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  Subject to the approval of the Committee in its sole discretion, Non-Qualified Options may be transferable to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.  “Members of the immediate family” means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.  To the extent that any Award is transferable, such Award shall contain such additional terms and conditions as the Committee deems appropriate.

11.5.    Conditions on Delivery of Shares and Lapsing of Restrictions.  The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such Shares have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

11.6.    Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.7.    Withholding.

(a)           Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Company shall have the power and the right to deduct or withhold, or to require a Participant or Beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes (including the Participant’s FICA obligation) that the Company determines is required to be withheld to comply with Applicable Laws.  The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(b)           Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant or Beneficiary to satisfy his or her minimum statutory tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares, or (ii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required by Applicable Law to be withheld.  The Fair Market Value of the Shares to be withheld or delivered, or with respect to which restrictions are removed, shall be determined as of the date that the taxes are required to be withheld.

11.8.    Other Provisions in Award Agreements.  In addition to the provisions described in the Plan, any Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including restrictions on resale or other disposition, rights of the Company to repurchase Shares or Shares underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenant and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent, and may make other changes to the terms and conditions of Awards.  Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the exercise price or base amount of any Option or Stock Appreciation Right without stockholder approval except as contemplated in Section 2.3 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the Shares as described therein).

11.9.    Change in Control.  In addition to the provisions described in the Plan and in Section 11.8 above, any Award Agreement may include provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control.  The Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

11.10.    Section 16 of the Exchange Act.  It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in  Rule 16b-3 promulgated under the Exchange Act.  The Company shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

11.11.    Not Benefit Plan Compensation.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.

11.12.    Shareholder Rights.  A Participant shall not have any of the rights or privileges of shareholder for any Shares that are subject to an Award, including any rights regarding voting or the payment of dividends (except as expressly provided under the terms of the Plan or the Award Agreement), unless and until a certificate representing such Shares has been delivered to the Participant.

Article 12.
Term, Amendment, and Termination of Plan

12.1.    Term of Plan.  The Plan shall become effective on the Effective Date.

12.2.    Termination.  The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of Board approval of the Plan; (ii) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares; or (iii) the date determined by the Board pursuant to its authority under Section 12.3 of the Plan.

12.3.    Amendment.  The Board or the Committee may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or Beneficiaries.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.  Any revision that deletes or limits the scope of the provisions of Section 11.8 prohibiting Repricing of Options or Stock Appreciation Rights without stockholder approval shall require stockholder approval.

12.4.    Effect of Amendment or Termination.  Except as provided in Section 12.5 of the Plan, no amendment, alteration, suspension, or termination of the Plan shall impair the rights of any Participant or Beneficiary under an outstanding Award, unless required to comply with an Applicable Law or mutually agreed otherwise between the Participant and the Committee; any such agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

12.5.    Adjustments of Awards upon the Occurrence of Unusual or Nonrecurring Events.  The Committee may, in its sole discretion (but subject to the limitations and conditions expressly stated in the Plan, such as the limitations on adjustment of Performance Objectives), adjust the terms and conditions of Awards during the pendency or in recognition of (a) unusual or nonrecurring events affecting the Company or an Affiliate (such as a capital adjustment, reorganization, or merger) or the financial statements of the Company or an Affiliate, or (b) any changes in Applicable Laws or accounting principles.  By way of example, the power to adjust Awards shall include the power to suspend the exercise of any Option or Stock Appreciation Right.

Article 13.
Miscellaneous

13.1.    Authorization of Sub-Plans.  The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions.  The Committee shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations as the Committee deems necessary or desirable, and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable.  All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

13.2.    Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any state’s applicable principles of conflicts of laws.

13.3.    Committee Manner of Action.  Unless otherwise provided in the bylaws of the Company or the charter of the Committee: (a) a majority of the members of a Committee shall constitute a quorum, and (b) the vote of a majority of the members present who are qualified to act on a question assuming the presence of a quorum or the unanimous written consent of the members of the Committee shall constitute action by the Committee.  The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select.

13.4.    Expenses.  The costs of administering the Plan shall be paid by the Company.

13.5.    Severability.  If any provision of the Plan, an Award or an Award Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed to be amended to resolve the applicable infirmity, unless the Committee determines that it cannot be so construed or deemed amended without materially altering the Plan or the Award, in which case such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

13.6.    Construction.  Unless the contrary is clearly indicated by the context, (a) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (b) the use of the singular shall also include within its meaning the plural and vice versa; and (c) the word “include” shall mean “include but not be limited to,” and the word “including” shall mean “including but not limited to.”

13.7.    No Trust or Fund Created.  Neither the Plan nor any Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company (or an Affiliate) and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company (or an Affiliate) pursuant to an Award, such right shall be no more secure than the right of any unsecured general creditor of the Company (or the Affiliate, as applicable).

13.8.    Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

13.9.    Complete Statement of Plan.  This document is a complete statement of the Plan.